Exhibit 99.1

News Release

Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources Announces Agreement to be Acquired by Hartree Partners

PORTSMOUTH, N.H., June 2, 2022 -- Sprague Resources LP (“Sprague”) (NYSE: SRLP) today announced that it has entered into a definitive agreement and plan of merger (the “Agreement”) pursuant to which an affiliate of Hartree Partners, LP (“Hartree”) will acquire all of the outstanding common units of Sprague not already owned by Hartree and its affiliates (the “Common Units”). The Agreement follows the offer made by Hartree on January 11, 2022 to acquire the Common Units.

The Agreement provides for an all-cash transaction, whereby each holder of the Common Units will receive $19.00 per common unit owned, representing a 27.3% premium to the closing price of the common units on January 10, 2022, the day prior to Hartree’s offer, and an 18.9% premium to the closing price of the common units as of June 1, 2022.

The Board of Directors of Sprague Resources GP LLC, the general partner of Sprague (the “GP Board”), delegated to a conflicts committee of the GP Board (the “Sprague Conflicts Committee”), consisting solely of the GP Board’s three independent directors, the authority to review, evaluate, negotiate and approve the transaction on behalf of the GP Board. The Sprague Conflicts Committee, after evaluating the transaction with its legal counsel and independent financial advisor, unanimously approved the Agreement and determined it to be in the best interests of Sprague and Sprague’s unitholders unaffiliated with Hartree.

Under Sprague’s partnership agreement, the transaction is required to be approved by the holders of a majority of the outstanding common units. An affiliate of Hartree owns approximately 74.5% of the outstanding common units, and immediately following the execution of the Agreement, that affiliate of Hartree delivered to Sprague a written consent approving the transaction. As a result, the transaction has been approved by the limited partners of Sprague, and Sprague will not hold a meeting of its unitholders to approve the transaction. Sprague will distribute an information statement to its unitholders describing the terms and conditions of the transaction. Upon closing of the transaction, Sprague will be a wholly owned subsidiary of Hartree and Sprague’s common units will cease to be publicly traded.

The transaction is expected to close prior to the end of Q3 2022, subject to customary closing conditions.

Advisors
The Sprague Conflicts Committee engaged Latham & Watkins LLP and Jefferies LLC as its legal and financial advisors. Hartree engaged Vinson & Elkins LLP and Evercore as its legal and financial advisors.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements related to our expectations regarding the future. This press release uses the words

“expect,” “intend,” “may,” “would,” “plan” and similar terms and phrases to identify forward-looking statements. Although Sprague believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond Sprague’s ability to control or predict. These factors include the information included in Sprague’s public disclosures and the risk factors described in Part I, Item 1A in Sprague’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 4, 2022 and in the comparable section of Sprague’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022, and Sprague’s other filings with the SEC. All future written and oral forward-looking statements attributable to Sprague or persons acting on its behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. Sprague undertakes no obligation to update such statements for any reason, except as required by law.

About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

About Hartree Partners, LP
Hartree Partners, LP is a global energy and commodities firm with an international reputation for integrity developed over decades. Our expertise enables us to capitalize on the transition from fossil fuels to a low carbon economy. Hartree’s global breadth and reach provide a competitive presence in all major commodity markets, enriched by the firm’s employees who add deep insight, expertise and innovative thinking. More information concerning Hartree can be found at www.hartreepartners.com.

Investor Contact
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com